Exhibit 4.18

OPERATED ESCROW AGREEMENT

This OPERATED ESCROW AGREEMENT (this “Agreement”), dated as of October 29, 2009, but made to be effective as of August 1, 2009 (the “Effective Date”) is entered into by and between W&T Offshore, Inc., a Texas corporation (“W&T”), Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (“BEEOO”) and Amegy Bank National Association, as escrow agent (in such capacity, the “Escrow Agent”).

RECITALS

A. BEEOO has entered into that certain Agreement for Purchase and Sale dated effective August 1, 2009, with W&T (hereinafter called the “PSA Agreement”), which PSA Agreement provides in part for the sale and assignment by W&T to BEEOO, of the Assets. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the PSA Agreement. W&T and BEEOO have agreed that the monies shall be paid into this escrow account and disbursed, all as provided for in the PSA Agreement.

B. Notwithstanding Section A above, this Agreement governs the terms and conditions upon which the Escrow Agent will hold and disburse the Escrow Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Appointment of Escrow Agent; Representatives. W&T and BEEOO hereby appoint the Escrow Agent as “escrow agent” in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment. The duly authorized representatives of W&T, BEEOO and the Escrow Agent are shown on Exhibit “A” hereto. Each of W&T, BEEOO and the Escrow Agent may change its representative at any time and from time to time by delivering written notice of such change to the other parties in the manner provided for in Section 10(d). Each representative is authorized to act alone.

Section 2. Designation of Escrow Account. For purposes of this Agreement, Escrow Agent hereby designates the following account as the escrow account hereunder (the “Escrow Account”):

ACCOUNT NUMBER: 9143100

Section 3. Transfers into the Escrow Account. Simultaneously with the execution and delivery of this Agreement, BEEOO shall deposit the sum of $100 (the “Escrowed Proceeds”) with the Escrow Agent in immediately available funds, for deposit into the Escrow Account. The Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The Escrowed Proceeds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by the Escrow Agent, less any funds distributed or paid in accordance with this Agreement, are collectively referred to herein as the “Escrow Property”. Hereafter from time to time BEEOO shall deposit with the Escrow Agent for deposit into the Escrow Account payments required under Section 7.07.01(c) of the PSA Agreement and shown on Schedule 2 attached hereto.

Section 4. Treatment of Escrow Property. During the term of this Agreement, unless the Escrow Agent is otherwise directed in writing signed by W&T and BEEOO, the Escrow Property shall be held in a segregated account at the Escrow Agent. The Escrow Property may only be invested and re-invested in the following investments as directed by W&T and BEEOO:

(a)	U.S. Government –Direct Obligations;

(b)	U.S. Government – Federal Agency obligations: Obligor or guarantor must have a long-term debt rating of at least “AA” by Standard and Poor’s and “Aa2” by Moodys;

(c)	Commercial Paper and Other Corporate Obligations: Obligor or guarantor must have a long-term debt rating of at least “AA” by Standard and Poor’s and “Aa2” by Moodys;

(d)	Other Marketable and Rated Domestic Obligations: Obligor or guarantor must have a long-term debt rating of at least “AA” by Standard and Poor’s and “Aa2” by Moodys;

(e)	Money market mutual funds substantially all of whose funds are invested in any of the foregoing; or

(f)	a money market account with Amegy Bank National Association, paying a rate of return (“MMDA”).

Unless the Escrow Agent is provided with direction to invest the Escrow Property in abovementioned investments, the Escrow Property shall be invested in Fidelity Institutional Money Market Treasury Portfolio #695 (FISXX) until disbursement of the entire Escrow Property. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. Written investment instructions, if any, from W&T and BEEOO shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.

Section 5. Distribution of Escrow Property. The Escrow Agent shall hold the Escrow Property in its possession until notified in writing to disburse the Escrow Property or any specified portion thereof solely in accordance with this Section 5. Whenever this Section 5 requires disbursement, the Escrow Agent shall disburse the appropriate amount of Escrow Property to the appropriate party by wire transfer of immediately available funds. Any recipient of a transfer of Escrow Property shall be responsible for providing written wiring instructions to Escrow Agent. Instructions regarding disbursement of any Escrow Property received after 11:00 a.m. (Central Time) will be treated as if received on the following Business Day. The Escrow Agent shall disburse Escrow Property only upon the occurrence of the following:

(a) DISBURSEMENTS TO BEEOO. If the Escrow Agent receives a joint written notice from BEEOO and W&T, signed by their then representatives instructing the Escrow Agent to disburse the Escrow Property with instructions on such disbursement, then the Escrow Agent shall disburse the Escrow Property in accordance with such notice. BEEOO and W&T shall execute such joint written notice when a disbursement is required to be made under Section 7.07 of the PSA Agreement.

(b) DISBURSEMENT TO W&T. If the Escrow Agent receives a written notice from W&T signed by the then W&T representative stating that (i) a default has occurred and continues with respect to the obligation of BEEOO to make payments under Section 7.07.01(c) of the PSA Agreement, to make payments under Section 7.07.02(a)) of the PSA Agreement with respect to the Non-Operated Escrow Agreement or under the obligation of BEEOO to perform P&A Obligations with regard to the Operated Properties or the Non-Operated Properties in accordance with all notices, rules and regulations of the MMS and any other agency, body, or authority having jurisdiction over BEEOO and a written statement from W&T that W&T’s written notice has also been delivered to BEEOO via facsimile, then, on or after the third (3rd) Business Day after Escrow Agent’s receipt of such written notice, the Escrow Agent shall disburse to W&T the lesser of (1) the amount certified by W&T in its written notice or (2) the amount of the Escrow Property.

(c) OTHER DISBURSEMENTS. If the Escrow Agent receives a joint written notice from BEEOO and W&T, signed by their then representatives instructing the Escrow Agent to disburse the Escrow Property with instructions on such disbursement, then the Escrow Agent shall disburse the Escrow Property in accordance with such notice.

Section 6. Termination. This Agreement shall terminate upon the distribution of all Escrow Property. The provisions of Sections 8 and 9 shall survive the termination of this Agreement and the earlier resignation of the Escrow Agent.

Section 7. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to W&T and BEEOO. Upon such notice, a successor escrow agent shall be appointed by W&T and BEEOO, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the Escrow Agent hereunder upon the resignation or removal date specified in such notice. If W&T and BEEOO are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid jointly by W&T and BEEOO. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Property, or hold any interest earned in respect of the Escrow Property (or any portion thereof), pending distribution, until all such costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Property as set forth in this Section 7, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

Section 8. Indemnity. BEEOO and W&T shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee under or in connection with this Agreement, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the BEEOO and W&T, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. BEEOO and W&T hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. BEEOO and W&T hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees and expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Property for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. The obligations contained in this Section 8 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

Section 9. The Escrow Agent.

(a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement, including but not limited to the PSA Agreement, to which W&T or BEEOO is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from W&T or BEEOO. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the

Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) The Escrow Agent shall not be liable to BEEOO or W&T for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable to BEEOO or W&T (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from W&T or BEEOO or any entity acting on behalf of W&T or BEEOO, (ii) anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, or (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest or income incident to any such delays.

(d) The Escrow Agent shall be entitled to payment of the fees set forth in Exhibit “B” hereto for all services rendered by it hereunder. If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent or its counsel hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of any interest earned in respect of the Escrow Property an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(e) The Escrow Agent may consult with legal counsel of its own choosing, as to any matter relating to this Agreement, including review for any request for disbursement hereunder or review of monthly reports or invoices, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(f) The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(g) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to Escrow Property deposited hereunder.

(h) The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(i) At any time the Escrow Agent may request an instruction in writing from W&T and BEEOO and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) Business Days after W&T and BEEOO receives the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(j) When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile or electronic transmission, the Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of W&T or BEEOO or is not in the form W&T or BEEOO sent or intended to send (whether due to fraud, distortion or otherwise), if the document is signed by one of the respective representatives shown on Exhibit “A”. W&T and BEEOO shall release the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur as a result of the Escrow Agent acting in accordance with any such communication.

(k) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by W&T and BEEOO which eliminates such ambiguity or uncertainty.

(l) In the event of any dispute between or conflicting claims among W&T or BEEOO with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such interpleader proceeding shall be paid by, and shall be deemed a joint obligation of, W&T and BEEOO.

(m) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(n) W&T shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property paid to W&T hereunder and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. W&T and BEEOO will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Property and will not be responsible for any other reporting.

(o) The Escrow Agent shall provide to W&T and BEEOO monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by W&T and BEEOO unless the Escrow Agent is notified in writing, by W&T or BEEOO, to the contrary within thirty (30) business days of the date of such statement. W&T and BEEOO agree to waive their right to receive trade confirmations as they occur.

Section 10. Miscellaneous.

(a) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the principles of conflict of laws.

(c) Each of the parties hereto hereby irrevocably consents to the jurisdiction of the federal or state courts sitting in Harris County, Texas in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder. BEEOO and W&T further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(d) All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery by a recognized overnight courier or mailed first class (postage prepaid) or , if by facsimile upon confirmed transmittal or by email at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to W&T:	W&T Offshore, Inc. Nine Greenway Plaza Suite 300 Houston, Texas 77046 Attention: Jamie L. Vazquez FAX :: (713) 624-7324 Email: jamie@wtoffshore.com

If to the Escrow Agent:	Amegy Bank National Association 1221 McKinney Street, Level P-1 Houston, Texas 77010 Attention: Jully Jiang Telephone: (713) 232-1918 FAX: (713) 571-5010 Email: jully.jiang@amegybank.com

If to BEEOO:	Black Elk Energy Offshore Operations, LLC 11451 Katy Freeway, Suite 500 Houston, TX 77079 Attention: James Hagemeier Telephone: (281) 598-8622 FAX: (281) 598-8601 Email: jhagemeier@blackelkenergy.com

(e) The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement.

(g) This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h) This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(i) The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(j) W&T and BEEOO each for its own behalf hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by W&T and BEEOO does not and will not violate any applicable law or regulation.

(k) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(l) For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of Houston, Texas.

(m) For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of W&T or BEEOO designated on Exhibit “A” attached hereto and made a part hereof which such designation shall include specimen signatures of such representatives, as such Exhibit “A” may be updated from time to time in accordance with Section 1. hereinabove.

(n) W&T shall have the right to assign its rights and obligations under this Agreement; provided any such assignment shall not relieve W&T of its obligations hereunder.

(o) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties identity including without limitation name, address and organizational documents (“identifying information”). BEEOO and W&T agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(p) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of BEEOO or W&T executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, Executive Vice President or General Counsel, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by BEEOO or W&T to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. BEEOO and W&T acknowledge that these security procedures are commercially reasonable.

(q) BEEOO and W&T acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, BEEOO and W&T shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Exhibit A to this Agreement, by facsimile or other written instruction. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent and BEEOO and W&T agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of BEEOO or W&T, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. BEEOO and W&T acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Tax Certification: Taxpayer Identification Number (TIN): Social Security Number			Date:	11/29/07

or
Employee Identification Number

	72	1121985
Name & Address:	W&T Offshore, Inc.
	Nine Greenway Plaza, Suite 300
	Houston, Texas 77046

Customer is a (check one):

Corporation         XX         Partnership            Individual/sole proprietor             Trust

Limited liability company             Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

    XX         Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)    the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)    it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)    It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

W&T Offshore, Inc.

By:	/s/ Thomas F. Getten
Name:	Thomas F. Getten
Title:	Vice President

Tax Certification: Taxpayer Identification Number (TIN): Social Security Number		Date:

or

Employee Identification Number
38	3769404

Name & Address: Black Elk Energy Offshore Operations, LLC 11451 Katy Freeway, Suite 500

Houston, TX 77079

Attention: John Hoffman

Customer is a (check one):

Corporation            Partnership            Individual/sole proprietor            Trust

Limited liability company     XX     Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

    XX     Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)    the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)    it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)    It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Black Elk Energy Offshore Operations, LLC

By:	/s/ James Hagemeier
Name:	James Hagemeier
Title:	Vice President

Amegy Bank National Association as Escrow Agent

By:
Name:
Title:

Exhibit “A”

Authorized Representatives

Name	Title	Specimen Signature

W. Reid Lea	Authorized Representative of W&T	/s/ W. Reid Lea

John D. Gibbons	Authorized Representative of W&T	/s/ John D. Gibbons

Todd E. Grabois	Authorized Representative of W&T	/s/ Todd E. Grabois

James F. Hagemeier	Authorized Representative of BEEOO	/s/ James F. Hagemeier

John G. Hoffman	Authorized Representative of BEEOO	/s/ John G. Hoffman

Joe Matthews	Authorized Representative of BEEOO	/s/ Joe Matthews

Exhibit B

Fee Schedule

Escrow Fee Schedule

For

W & T Offshore, Inc.

Acceptance Fee:	$500

To review and negotiate documents and setup account(s).

Annual Administration Fee:	$3,000

To administer the account per terms of the agreement including maintenance, transactions, etc, (Due upon execution of the agreement and on each anniversary date thereafter without pro-ration.)

Transaction Charges	$35.00 per item in excess of 20 per year

(Deposits or Disbursements via check or wire)

Trades or Sells of Securities	$35.00 per item

(unless invested in sweep fund)

Out of pocket Expenses	At cost

Tax Reporting

There is no charge for tax reporting to one entity only; however, if reporting is to be apportioned to distributees, there will be an additional charge of $50.00 per Form 1099 produced/required.

Extraordinary Services

This fee does not cover any extraordinary or out-of-pocket expenses, including, but not limited to, legal fees which may be incurred by the Escrow Agent in performing its duties hereunder nor any extraordinary tax reporting which may be required.

Schedule 1

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to BEEOO:

Name	Telephone Number

1. James F. Hagemeier	(281) 598-8622

2. John G. Hoffman	(281) 598-8620

3. Joe Matthews	(281) 598-8628

If to W&T:

Name	Telephone Number

1. Todd E. Grabois	(713) 624-7332

2. John D. Gibbons	(713) 624-7393

3. W. Reid Lea	(713) 624-7215

Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement.

Schedule 2

Payment Schedule Into Operated Escrow Agreement

Payment Schedule into Operated Escrow Agreement
	Thousands of $s
Payment Date	Balance after Payment	Payment
	$32,600
01-Nov-09	$31,400	$1,200
01-Dec-09	$30,200	$1,200
01-Jan-10	$29,000	$1,200
01-Feb-10	$27,800	$1,200
01-Mar-10	$26,600	$1,200
01-Apr-10	$25,400	$1,200
01-May-10	$24,200	$1,200
01-Jun-10	$23,000	$1,200
01-Jul-10	$21,800	$1,200
01-Aug-10	$20,800	$1,000
01-Sep-10	$19,800	$1,000
01-Oct-10	$18,800	$1,000
01-Nov-10	$17,800	$1,000
01-Dec-10	$16,800	$1,000
01-Jan-11	$15,800	$1,000
01-Feb-11	$14,800	$1,000
01-Mar-11	$13,800	$1,000
01-Apr-11	$12,800	$1,000
01-May-11	$12,050	$750
01-Jun-11	$11,300	$750
OI-Jul-11	$10,550	$750
01-Aug-11	$9,800	$750
01-Sep-11	$9,050	$750
01-Oct-11	$8,300	$750
01-Nov-11	$7,550	$750
01-Dec-11	$6,800	$750
01-Jan-12	$6,050	$750
01-Feb-12	$5,550	$500
01-Mar-12	$5,050	$500
01-Apr-12	$4,550	$500
01-May-12	$4,050	$500
01-Jun-12	$3,550	$500
01-Jul-12	$3,050	$500
01-Aug-12	$2,550	$500
01-Sep-12	$2,050	$500
01-Oct-12	$1,550	$500
01-Nov-12	$1,050	$500
01-Dec-12	$550	$500
01-Jan-13	$—	$550

		$32,600